Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2006, except for the “Accounting Policy Change for Aerospace Sales Incentives” included as part of Note 1 which is as of May 31, 2006, relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Honeywell International Inc., which appears in Honeywell International Inc.'s Current Report on Form 8-K dated May 31, 2006.

PricewaterhouseCoopers LLP

Florham Park, New Jersey

July 27, 2006